American Balanced Fund, Inc.
One Market, Steuart Tower, San Francisco, California 94120
Telephone (415) 421-9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$858,582
Class B	$94,095
Class C	$97,563
Class F	$30,712
Total	$1,080,952
Class 529-A	$25,350
Class 529-B	$4,814
Class 529-C	$7,752
Class 529-E	$1,452
Class 529-F	$640
Class R-1	$1,254
Class R-2	$17,330
Class R-3	$62,774
Class R-4	$39,471
Class R-5	$9,791
Total	$170,628

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4700
Class B	$0.3322
Class C	$0.3231
Class F	$0.4731
Class 529-A	$0.4618
Class 529-B	$0.3108
Class 529-C	$0.3126
Class 529-E	$0.4065
Class 529-F	$0.4983
Class R-1	$0.3236
Class R-2	$0.3227
Class R-3	$0.4125
Class R-4	$0.4633
Class R-5	$0.5173

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,862,631
Class B	283,992
Class C	303,051
Class F	65,578
Total	2,515,252
Class 529-A	59,181
Class 529-B	16,367
Class 529-C	26,343
Class 529-E	3,827
Class 529-F	1,470
Class R-1	4,343
Class R-2	56,942
Class R-3	161,350
Class R-4	90,722
Class R-5	21,604
Total	442,149

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$19.02
Class B	$18.96
Class C	$18.95
Class F	$19.02
Class 529-A	$19.01
Class 529-B	$19.00
Class 529-C	$19.00
Class 529-E	$19.00
Class 529-F	$19.00
Class R-1	$18.94
Class R-2	$18.95
Class R-3	$18.96
Class R-4	$19.00
Class R-5	$19.03